                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                                   Registration Number 333-60540



                              PROSPECTUS SUPPLEMENT
                       (To Prospectus dated May 24, 2001)


                                  $517,500,000

                             THE TJX COMPANIES, INC.

                     Liquid Yield Option(TM) Notes due 2021
                          (Zero Coupon - Subordinated)
                                       and
               Common Stock Issuable Upon Conversion of the LYONs

                         ------------------------------

    This document supplements the Prospectus dated May 24, 2001 relating to the resale by the holders of Liquid Yield Option(TM) Notes (Zero Coupon - Subordinated) due 2021 (the "LYONs") and the shares of Common Stock issuable upon conversion of the LYONs.

    This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated May 24, 2001.

    The following sets forth information as of the date of this Prospectus Supplement about the principal amount at maturity of LYONs and the underlying common stock beneficially owned by each selling securityholder that may be offered using this Prospectus. All information concerning beneficial ownership has been provided by the selling securityholders.

                     ADDITIONAL SELLING SECURITYHOLDERS (5)

    The table below lists additional selling securityholders for the table on pages 29-32 of the Prospectus.



                                               Principal
                                               Amount at
                                              Maturity of
                                                 LYONs
                                             Beneficially     Percentage      Number of Shares of      Percentage of
                                               Owned That     of LYONs       Common Stock That May     Common Stock
             Name and Address                 May Be Sold     Outstanding        be Sold (1)          Outstanding (2)
             ----------------                ------------     -----------    ---------------------    ---------------
Lehman Brothers Inc.                          $10,000,000        1.93%             163,335                  *
101 Hudson Street
Jersey City, NJ  01302

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*     Less than 1%.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     16.3335 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 278,811,087 shares of common stock outstanding as of March 31, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(5) Total principal amount of selling securityholders listed is more than $517,500,000 because certain of the selling securityholders may have transferred LYONs pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of LYONs that may be sold under this prospectus will not exceed $517,500,000.


                         ------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


           The date of this Prospectus Supplement is October 31, 2001.

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Liquid Yield Option is a registered trademark of Merrill Lynch & Co., Inc.